Filed Pursuant to Rule 424(b)(3)

Registration No. 333-262478

PROSPECTUS SUPPLEMENT NO.3

(to Prospectus dated April 13, 2022)

Dave Inc.

Up to 319,960,376 Shares of Class A Stock

Up to 11,444,364 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Up to 5,100,214 Warrants

This prospectus supplement supplements the prospectus dated April 13, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-262478), that relates to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of up to (i) 331,404,740 shares of our Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), which consists of up to (a) 21,000,000 shares of Class A Common Stock issued in a private placement pursuant to subscription agreements entered into on June 7, 2021, (b) 48,450,639 shares of Class A Common Stock that are issuable by us upon conversion of our Class V common stock, par value $0.0001 per share (the “Class V Common Stock”), (c) 5,392,528 shares of Class A Common Stock originally issued in a private placement to VPC Impact Acquisition Holdings Sponsor III, LLC (the “Sponsor”) in connection with the initial public offering (the “IPO”) of our predecessor, VPC Impact Acquisition Holdings III, Inc. (“VPCC”), 51,000 of which were subsequently distributed to certain equityholders of VPCC, (d) 5,100,214 shares of Class A Common Stock that are issuable by us upon the exercise of 5,100,214 warrants originally issued in a private placement to the Sponsor in connection with the IPO at an exercise price of $11,50 per share of Class A Common Stock, (e) 6,344,150 shares of Class A Common Stock that are issuable by us upon the exercise of 6,344,150 warrants originally issued in connection with the IPO at an exercise price of $11,50 per share of Class A Common Stock that were previously registered (the “Public Warrants”), (f) 244,949,074 shares of Class A Common Stock issued upon consummation of our Business Combination (as defined in the Prospectus) and held by certain of our directors and officers and other holders of registration rights, and (g) 168,135 shares of Class A Common Stock underlying the options held by certain former employees of Dave Inc. prior to the Business Combination and (ii) up to 5,100,214 Private Warrants.

Our Class A Common Stock and Public Warrants are listed on the Nasdaq Global Market (“Nasdaq”) under the symbols “DAVE” and “DAVEW”, respectively. On May 26, 2022 the closing sale price as reported on Nasdaq of our Class A Common Stock was $2.29 per share and of our Public Warrants was $0.2700 per warrant.

This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on May 27, 2022. Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the Prospectus.

We are an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 and, as such, are subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 14 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 27, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2022

DAVE INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40161	86-1481509
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

(Address of principal executive offices) (Zip Code)

(844) 857-3283

(Registrant’s telephone number, including area code)

750 N. San Vicente Blvd. 900W

West Hollywood, CA 90069

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	DAVE	The Nasdaq Stock Market LLC (Nasdaq Global Market)
Warrants, each exercisable for one share of Class A Common Stock for $11.50 per share	DAVEW	The Nasdaq Stock Market LLC (Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.08. Shareholder Director Nominations

The information in Item 8.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.08, to the extent applicable.

Item 8.01. Other Events

The Board of Directors of Dave Inc. (the “Company”) has established that the Company’s 2022 annual meeting of stockholders (the “2022 Annual Meeting”) will be held on Wednesday, July 27, 2022. Stockholders of record at the close of business on June 3, 2022, and only such stockholders, will be entitled to notice of and to vote at the 2022 Annual Meeting. The time and location of the 2022 Annual Meeting will be as set forth in the Company’s definitive proxy statement for the 2022 Annual Meeting.

Pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), stockholders of the Company who wish to have a proposal considered for inclusion in the Company’s proxy materials for the 2022 Annual Meeting must comply with the requirements set forth in Rule 14a-8, including with respect to the subject matter of the proposal and must deliver the proposal and all required documentation to the Company a reasonable time before the Company begins to print and send its proxy materials for the meeting. For the purposes of the 2022 Annual Meeting, the Company has determined that June 6, 2022 is a reasonable time before the Company plans to begin printing and mailing its proxy materials. The public announcement of an adjournment or postponement of the date of the 2022 Annual Meeting will not commence a new time period (or extend any time period) for giving the notice under the Bylaws or submitting a proposal pursuant to Rule 14a-8 Additionally, any such stockholder proposal must comply with the provisions contained in the Company’s bylaws (the “Bylaws”) relating to stockholder proposals.

In accordance with the Bylaws, because the 2022 Annual Meeting is the first annual meeting following the listing on a national securities exchange of Class A common stock of the Company, in order for a stockholder entitled to vote to bring a proposal or submit a nominee for director at the 2022 Annual Meeting, such stockholder must give notice to the Company of such proposal or nominee and such notice by such stockholder must be received no later than the close of business on the 10th day following the day on which public announcement of the date of the 2022 Annual Meeting is first made or sent by the Company. Accordingly, notice of stockholder proposals or nominations for director for the 2022 Annual Meeting must be received no later than 5:00 p.m. Eastern time on June 6, 2022.

Proposals and notices must be in writing and addressed to:1265 South Cochran Avenue, Los Angeles, California 90069, Attn: Secretary, and must also comply with the requirements set forth in the rules and regulations of the Exchange Act, including, without limitation, Rule 14a-8, and the Bylaws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 27, 2022	Dave Inc.

/s/ Kyle Beilman
Kyle Beilman
Chief Financial Officer